EXHIBIT 10.1

FORM OF SEVERANCE AGREEMENT

           THIS AGREEMENT, dated ___________   is made by and between AngioDynamics, Inc., a Delaware corporation (the "Company"), and _____________ (the "Executive").

           WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continued employment of key management personnel; and

           WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and

           WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

           NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

           1.           Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

           2.           Term of Agreement. The Term of this Agreement shall commence on the date hereof and shall continue in effect through December 31, 2008; provided, however, that effective January 1, 2009 and each January 1 thereafter, the Term that is then in effect shall automatically be extended for one additional year unless the Company has given notice before the January 1 in question that the Term that is in effect at the time such notice is given will not be extended; and further provided, however, that if a Change in Control occurs during the Term, the Term shall expire no earlier than twelve (12) calendar months after the calendar month in which such Change in Control occurs. Notwithstanding the foregoing, this Agreement shall terminate if the Executive ceases to be an employee of the Company and its subsidiaries for any reason prior to a Change in Control.  However, anything in this Agreement (including the preceding sentence) to the contrary notwithstanding, if a Change in Control occurs and if, within three months prior to the date on which such Change in Control occurs, the Executive's employment with the Company is terminated by the Company without Cause or an event occurs that would, if it took place after the Change in Control, constitute Good Reason for termination of employment by the Executive, and if it is reasonably demonstrated by the Executive that such termination of employment by the Company or event constituting Good Reason for termination of employment by the Executive (a) was undertaken at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, or (b) otherwise arose in connection with or in anticipation of the Change in Control, then for purposes of this Agreement such termination of employment by the Company without Cause or event constituting Good Reason shall be deemed to occur during the 12 month period following the Change in Control and, if the Executive terminates his employment for such Good Reason before the Change in Control, such termination of employment by the Executive shall likewise be deemed to occur during the 12 month period following the Change in Control.

           3.           Company's Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 2, Section 6.3, Section 9.1 or Section 14.2 hereof, no amounts shall be payable under this Agreement unless the Executive's employment with the Company terminates following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment enforceable against the Company nor, except as provided in Section 4 below, enforceable against the Executive, and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

           4.           The Executive's Covenants. The Executive agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, if a Potential Change in Control occurs during the Term and the Executive is then in the employ of the Company, until the earliest of (a) the date which is six (6) months from the date of such Potential Change in Control, (b) the date of a Change in Control, (c) the date of termination by the Executive of the Executive's employment for Good Reason or by reason of death, Disability or Retirement, or (d) the termination by the Company of the Executive's employment for any reason; provided that Executive’s agreement to remain in the employ of the Company shall be subject to the condition that no adverse change occurs after the Potential Change in Control in his title, duties, responsibilities, authority, reporting relationships, compensation, benefits or indemnification rights.

           5.           Certain Compensation Other Than Severance Payments.

           5.1         If the Executive's employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive his full salary through the date of termination at the rate in effect immediately prior to the date of termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the date of termination under the terms of the Company's compensation and benefit plans, programs and arrangements as in effect immediately prior to the date of termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

           5.2         Subject to Section 6.1 hereof, if the Executive's employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive's normal post-termination compensation and benefits as such payments become due. Any such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation and benefit plans, programs and arrangements as in effect immediately prior to the date of termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

           6.           Severance Payments; Excise Tax.

           6.1         Subject to Section 6.2 and Section 6.3 hereof, if the Executive's employment is terminated following a Change in Control and during the Term either by the Company or by the Executive, other than (a) by the Company for Cause, (b) by reason of death or Disability, or (c) by the  Executive without Good Reason, (any such employment termination being hereafter sometimes referred to as a "Compensable Termination"), then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 ("Severance Payments"), in addition to any payments and benefits to which the Executive is entitled under Sections 5 and 6.3 hereof. Notwithstanding the foregoing, the Executive shall not be eligible to receive any payment or benefit provided for in this Section 6.1 unless the Executive shall have executed a release substantially in the form of Exhibit A hereto effective as of the date of the Compensable Termination or a date subsequent thereto and shall not have revoked said release.  The Severance Payments are in lieu of any severance benefits that would otherwise be payable or provided pursuant to any severance plan or practice of the Company.

(i)           The Company shall pay the Executive, at the time provided in Section 6.2 below, his annual bonus for the fiscal year of the Company preceding the fiscal year of the Company in which the Compensable Termination occurs, if unpaid at the time of the Compensable Termination, the amount of such bonus to be determined by the Compensation Committee of the Board on a basis no less favorable to the Executive than its bonus determinations with respect to the Executive prior to the Change in Control, unless the Committee made no bonus determinations with respect to the Executive before the Change in Control, in which case on a basis no less favorable to the Executive than its bonus determinations with respect to other executives of comparable rank before the Change in Control.

(ii)           The Company shall pay the Executive, at the time provided in Section 6.2 below, a prorated annual bonus for the fiscal year of the Company in which the Compensable Termination occurs, such prorated bonus to be determined by multiplying the “Applicable Average Bonus” as defined below in this subsection (ii) by a fraction the numerator of which shall be the number of days elapsed in such fiscal year through (and including) the date on which the Compensable Termination occurs and the denominator of which shall be the number 365.  For purposes of this Agreement, the “Applicable Average Bonus” means the higher of (A) the average of all annual bonuses (including any deferred bonuses) awarded to the Executive during the 36 months immediately preceding the Compensable Termination or, if the Executive was employed by the Company for less than 36 months before the Compensable Termination, during the period of his employment by the Company prior to the Compensable Termination (annualizing any bonus awarded for less than a full year of employment), or (B) the average of all annual bonuses (including any deferred bonuses) awarded to the Executive during the three fiscal years of the Company that precede the fiscal year in which the Compensable Termination occurs or during the portion of such three fiscal years in which he was employed by the Company (annualizing any bonus awarded for less than a full year of employment), or (C) the average of all annual bonuses (including any deferred bonuses) awarded to the Executive during the 36 months preceding the date on which the Change in Control occurred or during the portion of such 36 month period in which he was employed by the Company (annualizing any bonus awarded for less than a full year of employment).

(iii)           The Company shall pay the Executive, at the time provided in Section 6.2 below, a lump sum cash payment equal to ____ (_) times the Executive's annual base salary at the rate in effect immediately prior to the Compensable Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason (“Base Salary”).

(iv)           The Company will pay the Executive for all earned but unused vacation leave at the time of the Compensable Termination.

(v)           At the time provided in Section 6.2 below, the Company shall, in accordance with the Company’s automobile policy for officers as in effect on the date of this Agreement (the “Auto Policy”), (A) transfer title to the Executive's Company-provided automobile to the Executive at the Company’s expense, or (B) if the Company leases rather than owns such automobile, purchase such automobile and transfer title to such automobile to the Executive at the Company's expense, or (C) if the Executive is receiving a car allowance in lieu of being provided with a Company-owned or Company-leased automobile, pay the Executive the book value of the automobile for which the allowance is paid, up to the amount provided in the Auto Policy.

           6.2           All payments to be made pursuant to subsection (i), (ii), (iii), and (v) of Section 6.1 above shall be made within thirty (30) calendar days after the date on which a Separation from Service occurs coincident with or following, or within 30 days before, the date on which the Compensable Termination occurs (the “Separation from Service Date”) unless on  the Separation from Service Date the Executive is a Specified Employee, in which case such payments shall be made six months and one day after the Separation from Service Date (or, if earlier, the date of the Executive’s death).  For purposes of the preceding sentence, a Specified Employee means a “specified employee”  who is subject to the special rule set forth in subsection (a)(2)(B)(i) of section 409A of the Code and the regulations thereunder (including, without limitation, Proposed Treasury Regulation section 1.409A-1(i)) with respect to such payments.

           6.3          (A)           Notwithstanding any provision of this Agreement to the contrary, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments but excluding any payment to be made pursuant to this subsection 6.3(A), being hereinafter called "Total Payments") would be subject (in whole or part) to the Excise Tax, then the cash Severance Payments shall first be reduced, and the other payments and benefits hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments will be subject to the Excise Tax, but only if (i) is greater than or equal to (ii), where (i) equals the reduced amount of such Total Payments minus the aggregate amount of federal, state and local income taxes on such reduced Total Payments and (ii) equals the unreduced amount of such Total Payments minus the sum of (a) the aggregate amount of federal, state and local income taxes on such Total Payments and (b) the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments; provided, however, that the Executive may elect to have the other payments and benefits hereunder reduced (or eliminated) prior to any reduction of the cash Severance Payments. However, if the Executive would realize at least $50,000 more after taxes from the Total Payments if the Company were to “gross up” the Excise Tax on the Total Payments rather than apply the preceding sentence, then the preceding sentence shall be disregarded and the Company shall instead pay the Executive an amount of money that would be sufficient to pay the Excise Tax on the Total Payments. Whether the Executive would realize at least $50,000 more after taxes if he were grossed up, and the amount of the gross up to be paid, shall be determined by assuming (whether or not such is in fact the case) that the Executive is subject to federal income taxation at the highest marginal rate of federal income tax and to state and local income taxation at the highest marginal rates of state and local income taxes in the state and locality of the Executive’s residence on the date on which the Change in Control occurs or at the time provided in Section 6.2 above (whichever is the date as of which the determination in question is made in accordance with the next sentence of this paragraph); provided that in no event shall the Executive’s marginal tax rate including the Excise Tax be assumed to exceed seventy percent (70%) for purposes of calculating the amount of gross up to be paid. The amount of money payable to the Executive pursuant to the two preceding sentences, if any, shall be determined as of the date on which a Change in Control occurs and shall be paid within ten (10) calendar days after the date on which occurs “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of section 409A(a)(2)(A)(v) of the Code (whether occurring at the same time as or after the date on which a Change in Control occurs); and if a Compensable Termination occurs after the date on which a Change in Control occurs, the amount of money payable to the Executive pursuant to the two preceding sentences, if any, shall be re-determined as of the date of the Compensable Termination and any balance due the Executive shall be paid at the time provided in Section 6.2 above.

                          (B)           For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the accounting firm  which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code (including, without limitation, by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Auditor, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. In the event that the Auditor is serving as accountant or auditor for the individual, entity or group effecting the “change in ownership or effective control” or “change in the ownership of a substantial portion of the assets” (within the meaning of Code section 280G(b)(2)(A)) that gives rise to the Excise Tax, or in the event that the Auditor for any reason is unable or unwilling to make the determinations required hereunder, the Executive shall designate another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Auditor hereunder).  All fees and expenses of the Auditor shall be borne solely by the Company.

                          (C)           At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If the Executive objects to the Company's calculations, the Company shall pay to the Executive such portion of the Severance Payments (up to 100% thereof) and such amount of money referred to in subsection (A) of this Section 6.3 as the Executive reasonably determines (based on the written opinion of competent tax counsel, a copy of which opinion shall be provided to the Company) is necessary to result in the proper application of subsection (A) of this Section 6.3.

           7.           Payments During Dispute. Any payments to which the Executive may be entitled under this Agreement, including, without limitation, under sections 5 and 6 hereof, shall be made forthwith on the applicable date(s) for payment specified in this Agreement.  If for any reason the amount of any payment due to the Executive cannot be finally determined on that date, such amount shall be estimated on a good faith basis by the Company and the estimated amount shall be paid no later than 10 days after such date.  As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from the Executive shall be made as promptly as practicable.

           8.           No Mitigation. The Company agrees that, if the Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof or any other provision of this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced (a) by any compensation earned by the Executive as the result of employment by another employer, (b) by retirement benefits, (c) by offset against any amount claimed to be owed by the Executive to the Company, or (d) otherwise.

           9.           Successors; Binding Agreement.

           9.1         In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession during the Term shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control and during the Term, except that, for purposes of implementing the foregoing, the date on which the Executive’s employment terminates (for any reason other than Cause) within 30 days before, or at any time during the Term and on or after, the date on which any such succession becomes effective during the Term shall be deemed the date of the Compensable Termination.

           9.2         This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

           10.         Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to his most recent address shown on the books and records of the Company at the time notice is given and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

                                    To the Company:

                                    AngioDynamics, Inc.
                                    603 Queensbury Avenue
Queensbury, NY 12804

                                    Attention: Chief Executive Officer

           11.         Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire agreement of the parties concerning the specific subject matter addressed by this Agreement and supersedes all prior agreements addressing the terms and conditions contained herein.  Nothing in this Agreement is intended to amend or otherwise alter the change in control provisions or any other provisions of any (a) stock option or other compensation or incentive award that may heretofore have been or may hereafter be granted to the Executive, or (b) employee benefit or fringe benefit plan in which the Executive may heretofore have been or may hereafter be a participant. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. All references to sections of the Code or the Exchange Act shall be deemed also to refer to any successor provisions to such sections and to IRS or SEC regulations and official guidance published thereunder. Any payments provided for hereunder shall be subject to any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration.

           12.         Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

           13.         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.        Settlement of Disputes; Arbitration.

            14.1      All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied.

            14.2      Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the Albany, New York metropolitan area in accordance with the employment dispute resolution rules of the American Arbitration Association then in effect. The arbitrator shall have the authority to require that the Company reimburse the Executive for the payment of all or any portion of the legal fees and expenses incurred by the Executive in connection with such dispute or controversy. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

            14.3      The Company agrees to amend this Agreement on or before December 31, 2007 (or such later date, if any, to which the December 31, 2005 date referred to in Q&A-19 of IRS Notice 2005-1 is further extended) in the respects that the Company reasonably determines to be necessary or advisable to enable the Executive to receive all amounts and benefits payable under this Agreement at the times herein provided (or as close thereto as is practicable and permissible) without inclusion of any amounts in the Executive’s income pursuant to Section 409A(a)(1)(A) of the Code.  Any such amendments shall be subject to the written consent of the Executive.  The Company also agrees to use commercially reasonable efforts to administer this Agreement, and operate any deferred compensation plans in which the Executive participates from time to time that are aggregated with this Agreement or with any payment or benefit provided by this Agreement for purposes of Section 409A of the Code (e.g., account balance plans, nonaccount balance plans, separation pay plans, and plans that are neither account balance nor nonaccount balance plans), in good faith compliance with Code Section 409A to the extent necessary to avoid inclusion of any amounts or benefits payable hereunder in the Executive’s income pursuant to Section 409A(a)(1)(A) of the Code.

           15.         Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

           (A)         "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

           (B)         "Aplicable Average Bonus"shall have the meaning set forth in subsection (ii) of Section 6.1.

           (C)         "Auditor" shall have the meaning set forth in Section 6.3(B) hereof.

           (D)         "Base Amount" shall have the meaning set forth in section 280G(b)(3) of the Code.

           (E)          "Base Salary" shall have the meaning set forth in subsection (iii) of Section 6.1.

           (F)          "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

           (G)          "Board" shall mean the Board of Directors of the Company.

           (H)          "Cause" for termination by the Company of the Executive's employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company as such duties were in effect prior to any change therein constituting Good Reason (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such failure after the occurrence of an event constituting Good Reason for resignation by the Executive) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, provided that such failure will constitute Cause only if it remains uncured for more than thirty (30) days following receipt by the Executive of such written demand from the Board; (ii) the engaging by the Executive in willful conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, provided that such conduct will constitute Cause only if it remains uncured for more than thirty (30) days following receipt by the Executive of a written demand from the Board to cease such conduct; (iii) the Executive’s insubordination, as defined from time to time by the Board, provided that insubordination will constitute Cause only if it remains uncured for more than thirty (30) days following receipt by the Executive of a written demand from the Board to cease such insubordination; or (iv) the Executive's conviction of (a) a felony or (b) a crime involving fraud, dishonesty or moral turpitude. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.  The Company shall notify the Executive in writing of any employment termination purporting to be for Cause on or before the date of such termination, which writing shall describe with specificity the conduct alleged to constitute Cause for such termination.  Any purported termination of employment by the Company for Cause which does not satisfy the applicable requirements of this Section 15(H) shall be conclusively deemed to be a termination of employment by the Company without Cause for purposes of this Agreement.

           (I)           A "Change in Control" shall mean that any of the following events has occurred:

(i)           any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than 40% of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)           the following individuals cease for any reason to constitute a  majority of the number of directors serving on the Board: individuals who, at the beginning of any period of two consecutive years or less (not including any period prior to the date of this Agreement), constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)           there is consummated a merger or consolidation of the Company or any Subsidiary with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than 40% of the combined voting power of the Company's then outstanding securities; or

(iv)           the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

           (J)           "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

           (K)           "Company" shall mean AngioDynamics, Inc. and, except in determining under Section 15(I) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

           (L)           “Compensable Termination” shall have the meaning set forth in Section 6.1.

           (M)           "Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of six consecutive months or for six non-consecutive months within any period of 12 consecutive months.

           (N)           "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

           (O)           "Excise Tax" shall mean any excise tax imposed under section 4999 of the Code.

           (P)           "Executive" shall mean the individual named in the first paragraph of this Agreement.

           (Q)           "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change in Control, of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (i), (iii), (iv) or (vii) below, such act or failure to act is corrected within thirty (30) calendar days after the Company’s receipt of written notice thereof given by the Executive within thirty (30) calendar days of such act or failure to act:

(i)           the assignment to the Executive of any duties inconsistent with the Executive's status or position in the Company immediately prior to the Change in Control, or a substantial adverse alteration in the nature, status or scope of the Executive's responsibilities or authority from his responsibilities or authority immediately prior to the Change in Control, or a reduction in his title;

(ii)          a reduction by the Company in the Executive's annual base salary as in effect on the date of this Agreement or as the same may be increased from time to time;

            (iii)         a significant reduction in compensation, benefits or reimbursements provided under any employment, compensation, employee benefit or reimbursement plan or program in which the Executive is a participant which is not replaced with substantially equivalent compensation, benefits or reimbursements under another plan, program or arrangement at substantially the same cost (if any) to the Executive;

(iv)         the Company fails to pay or provide any amount or benefit that the Company is obligated to pay or provide under this Agreement or any other employment, compensation, benefit or reimbursement plan, agreement or arrangement of the Company to which the Executive is a party or in which the Executive participates;

(v)          the Company fails to pay the Executive a bonus, for each fiscal year of Employer that terminates following a Change in Control and during the Term, at least equal to 80% of the Applicable Average Bonus;

(vi)         the relocation of the Executive's principal place of employment to a location which increases the Executive's one-way commuting distance by more than 40 miles, or the Company's requiring the Executive to travel on business other than to an extent substantially consistent with the Executive's business travel obligations prior to the Change in Control;

(vii)        a significant adverse change occurs, whether of a quantitative or qualitative nature, in the indemnification protection provided to the Executive for acts and omissions arising out of his service on behalf of the Company or any other entity at the request of the Company; or

(viii)       The Company fails to obtain the assumption of this Agreement pursuant to Section 9.1.

The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

           (R)           "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

           (S)           "Potential Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)          the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)         the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(iii)        any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates); or

(iv)        the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

           (T)           "Retirement" shall be deemed the reason for the termination by the Executive of the Executive's employment if such employment is terminated in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.

           (U)           "Separation from Service" means termination of employment with the Company. However, the Executive shall not be deemed to have a Separation from Service if he continues to provide services to the Company in a capacity other than as an employee and if he is providing services at an annual rate that is fifty percent or more of the services he rendered, on average, during the immediately preceding three full calendar years of employment with the Company (or if employed by the Company less than three years, such lesser period) and the annual remuneration for his services is fifty percent or more of the annual remuneration earned during the final three full calendar years of employment (of if less, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if his service with the Company is reduced to an annual rate that is less than twenty percent of the services he rendered, on average, during the immediately preceding three full calendar years of employment with the Company (or if employed by the Company less than three years, such lesser period) or the annual remuneration for his services is less than twenty percent of the annual remuneration earned during the three full calendar years of employment with the Company (or if less, such lesser period).

           (V)           "Separation from Service Date" shall have the meaning set forth in Section 6.2 hereof.

           (W)          "Severance Payments" shall have the meaning set forth in Section 6.1 hereof.

           (X)           "Subsidiary" means a corporation or other form of business association of which shares (or other ownership interests) having more than 50% of the voting power are owned or controlled, directly or indirectly, by the Company.

           (Y)           "Term" shall mean the period of time described in Section 2 hereof (including any extension or continuation described therein).

           (Z)           "Total Payments" shall mean those payments so described in Section 6.3 hereof.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

ANGIODYNAMICS, INC.

By:
Name:
Title:

Executive

                   EXHIBIT A - COMPLETE AND PERMANENT RELEASE

TO:      ________________ (the "Executive")

DATE:    _________________

The Executive is hereby offered severance payments and benefits in accordance with and subject to the terms of the Severance Agreement between the Executive and AngioDynamics, Inc. (the “Company”), dated _______________ (the “Agreement”) in consideration of the Executive's execution and return of this Complete and Permanent Release (the "Release").

The Executive's severance payments and benefits pursuant to the Agreement will commence at the time provided in the Agreement, provided that the Executive has not revoked this Release as hereinafter described. The Executive has seven (7) calendar days from the date that the Executive signs this Release to revoke this Release by giving written notice of the Executive's intent to do so to the Company. This Release shall not become effective or enforceable until this seven (7) day period has expired. If the Executive revokes this Release, the Executive will not receive the Severance Payments as defined in the Agreement.

By signing below, the Executive agrees that execution of this Release operates to, and hereby does, release the Company, its subsidiaries and affiliates, its (and its subsidiaries' and affiliates') present and former employees, officers, directors, shareholders, representatives and agents, in their individual and representative capacities (the "Released Parties"), to the fullest extent permitted by law, from all claims or demands (the "Claims") the Executive has had, presently has or may have, based on the Executive's employment with the Company or the termination of that employment, including Claims the Executive may have based on any facts or events arising on or before the date of this Release, whether known or unknown by the Executive, including, without limitation, a release of any Claims the Executive may have based on Title VII of the Civil Rights Act; the Age Discrimination in Employment Act; the Americans with Disabilities Act; and the New York Executive Law, and any amendments thereto; any and all laws of any state concerning wages, employment and discharge; any state or local municipality fair employment statutes or laws; or any other law, rule, regulation or ordinance pertaining to employment, terms and conditions of employment, or termination of employment; provided, however, that execution of this Release shall not adversely affect (i) the Executive's rights to receive benefits under the employee benefit plans and arrangements of the Company, following termination of the Executive's employment; (ii) the Executive's rights under the Agreement; or (iii) the Executive's rights to indemnification under applicable law, the Certificate of Incorporation or by-laws of the Company or any agreement between the Executive and the Company. Further, nothing in this Release prevents the Executive from filing a charge (including a challenge to the validity of this Release) with the Equal Employment Opportunity Commission (the “EEOC”) or participating in any investigation or proceeding conducted by the EEOC.  However, the Executive understands and agrees that he/she is waiving any right to recover any monetary relief or other personal relief as a result of any such EEOC proceedings or any subsequent legal action.

The Executive is advised to consult with an attorney before signing the Release.

The Executive acknowledges that he is receiving valuable consideration for executing this Release to which he would not otherwise be entitled.

The Executive has twenty-one (21) calendar days (forty-five (45) calendar days, in the case of a “termination program”) from the date of the Release, as set forth above, in which to sign and return this Release to the Company.

For the Company:

________________________
Signature

________________________
Name

________________________
Title

ACCEPTED AND AGREED THIS ____ DAY OF ___________, 20___:

________________________
Executive